Exhibit 3.1

SAMSARA NETWORKS INC.

RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Samsara Networks Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. The name of this corporation is Samsara Networks Inc. This corporation was originally incorporated pursuant to the General Corporation Law on February 9, 2015 under the name Samsara Networks Inc.

2. The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

Exhibit A referred to in the resolution above is attached hereto as Exhibit A and is hereby incorporated herein by this reference.

3. This Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. This Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 13th day of January, 2021.

By:	/s/ Sanjit Biswas
Sanjit Biswas
Chief Executive Officer

Exhibit A

SAMSARA NETWORKS INC.

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME.

The name of this corporation is Samsara Networks Inc. (the “Corporation”).

ARTICLE II: REGISTERED OFFICE.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is CT Corporation System.

ARTICLE III: PURPOSE.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV: AUTHORIZED SHARES.

Contingent and effective immediately upon the acceptance for filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s Common Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time (the “Old Common Stock”), including each share of Old Common Stock issuable pursuant to the exercise, conversion or exchange of outstanding Options and Convertible Securities (each as defined below), shall, automatically and without further action by any holder, be reclassified as, and shall become, one share of Class B Common Stock (the “Reclassification”). The person registered on the Corporation’s books as the owner of any share or shares of Old Common Stock immediately prior to the Effective Time shall be registered on the Corporation’s books as the owner of any share or shares of Class B Common Stock issued upon the Reclassification, without the need for surrender or exchange of any stock certificate. Each stock certificate that immediately prior to the Effective Time represented shares of Old Common Stock shall, from and after the Effective Time, be deemed to represent shares of Class B Common Stock. The Corporation or its transfer agent shall update the Corporation’s stock ledger to represent the number of shares of Class B Common Stock into which shares of Old Common Stock shall have been reconstituted and reclassified after giving effect to the Reclassification.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 1,026,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (b) 205,638,256 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). As of the Effective Time of this Restated Certificate of Incorporation (this “Restated Certificate”), 513,000,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class A Common Stock” and 513,000,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class B Common Stock.” As of the Effective Time of this Restated Certificate, 67,940,880 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” 19,841,556 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” 27,886,502 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock,” 14,288,799 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock,” 12,394,536 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock,” and 63,285,983 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series F Preferred Stock.”

The following is a statement of the designations and the rights, powers and privileges, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth herein. Except as expressly set forth in Article IV hereof, Class A Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class B Common Stock.

2. Voting. The holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The holders of Class B Common Stock are entitled to ten (10) votes for each share of Class 13 Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class and not as separate series or classes. The number of authorized shares of Common Stock, or a class or series of Common Stock, may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law and without a separate class vote of the holders of the Common Stock, or a class or series of Common Stock.

3. Dividends and Distributions.

3.1 Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends and subject to Section 3.2 of this Article IV, Part A, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the “Board”), out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such class or series is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such applicable class or series of Common Stock treated adversely, voting separately as a class.

3.2 The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock, unless different treatment of the shares of Class A Common Stock or Class B Common Stock, as applicable, is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that (a) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, is declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (b) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, is declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock.

3.3 If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock or Class B Common Stock, as applicable, is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

4. Conversion of Class B Common Stock.

4.1 With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder, or any portion thereof, will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:

4.1.1 on the affirmative written election of such holder to effect the conversion of such shares, or any portion of such shares as specified in such written election, or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder); or

4.1.2 on the occurrence of a Transfer of such share of Class B Common Stock, other than a Permitted Transfer, on or after the Covered Security Date (as defined below).

4.2 On or after the Covered Security Date and with respect to all holders of Class B Common Stock, each share of Class B Common Stock held by a holder of Class B Common Stock will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:

4.2.1 the date specified by (i) the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, or in an affirmative written election executed by the holders of a majority of the then outstanding shares of Class B Common Stock and (ii) the Excluded Parties (but excluding any Excluded Party who is then deceased or Disabled or who, individually, through or together with such Excluded Party’s Permitted Entities or Permitted Transferees, holds outstanding shares of Class B Common Stock (including Class B Common Stock issuable pursuant to the exercise, conversion or settlement of any Option or Convertible Security outstanding) that as of such date represent less than 25% of the aggregate number of shares of Class B Common Stock (including Class B Common Stock issuable pursuant to the exercise, conversion or settlement of any Option or Convertible Security) held by such Excluded Party, including through or together with such Excluded Party’s Permitted Entities or Permitted Transferees, as of the Covered Security Date (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event)) (part (i) and (ii) together, the “Class B Majority Approval”); or

4.2.2 the date that is nine (9) months after the death or Disability of the later to die or become Disabled of the Excluded Parties, provided that such date may be extended but not for a total period of longer than eighteen (18) months from the later applicable death or Disability to a date approved by a majority of the Independent Directors then in office; or

4.2.3 the date fixed by the Board that is no less than 61 days and no more than 180 days following the date that the total number of outstanding shares of Class B Common Stock (including Class B Common Stock issuable pursuant to the exercise, conversion or settlement of any Option or Convertible Security outstanding) held by the Excluded Parties, individually, through or together with such Excluded Party’s Permitted Entities and Permitted Transferees, represents less than 25% of the Base Class B Shares (as equitably adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event).

4.3 On or after the Covered Security Date and with respect to the shares of Class B Common Stock held of record by an Excluded Party, such Excluded Party’s Permitted Entities, or such Excluded Party’s Permitted Transferees, upon the date of the death or Disability of the first Excluded Party to die or become Disabled each share of Class B Common Stock held of record by such Excluded Party, such Excluded Party’s Permitted Entities and such Excluded Party’s Permitted Transferees shall automatically convert into one fully paid and nonassessable share of Class A Common Stock; provided, however, that such shares shall not so convert pursuant to the foregoing provisions of this Article IV, Part A, Section 4.3 (but, for the avoidance of doubt, subject to the following proviso) if and for so long as a proxy or voting agreement with respect to such shares has been entered into and remains effective in accordance with Article IV, Part A, Section 8.14.4 and/or 8.14.5; provided, further, that, if both Excluded Parties die and/or become Disabled simultaneously or the second Excluded Party dies or becomes Disabled following the death or Disability of the other Excluded Party, such shares shall not so convert pursuant to the foregoing provisions of this Article IV, Part A, Section 4.3 (but, for the avoidance of doubt, subject to the following proviso) if and for so long as a proxy or voting agreement with respect to such shares has been entered into and remains effective in accordance with Article IV, Part A, Section 8.14.5, but subject to conversion of all Class B Common Stock (including with respect to the shares of Class B Common Stock held of record by an Excluded Party, such Excluded Party’s Permitted Entities, or such Excluded Party’s Permitted Transferees) pursuant to Article IV, Part A, Section 4.2.2. Notwithstanding anything to the contrary contained herein, to the extent shares of Class B Common Stock are held by a Permitted Entity or Permitted Transferee of an Excluded Party and the other Excluded Party has sole and exclusive Voting Control over such shares (including, without limitation, pursuant to a proxy or voting agreement that has been entered into in accordance with Article IV, Part A, Section 8.14.4 and/or 8.14.5), the shares of Class B Common Stock held by such Permitted Entity or Permitted Transferee shall be treated as held of record by the Excluded Party that has sole and exclusive Voting Control over such shares for purposes of this Article IV, Part A, Section 4.3 and shall not be converted into shares of Class A Common Stock as a result of the death or Disability of the other Excluded Party.

5. Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock into Class A Common Stock and the general administration of this dual-class stock structure, including, but not limited to, the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock, or as to whether or not another conversion contemplated in the foregoing Section 4 of this Article IV, Part A has occurred, shall be conclusive and binding. Before any holder of Class B Common Stock shall be entitled to convert any shares of such Class B Common Stock pursuant to Article IV, Part A, Section 4.1.1, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued.

6. Immediate Effect. In the event of and upon a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Article IV, Part A, Section 4, such conversion shall be deemed to have been made, as applicable, (a) at the time that the Transfer of shares occurred; or (b) in the case of a conversion pursuant to Article IV, Part A, Section 4.1.1 or 4.2.1, the applicable date described therein, subject in all cases to any transition periods specifically provided for in this Restated Certificate; or (c) in the case of a conversion pursuant to Article IV, Part A, Section 4.2.2, 4.2.3 or 4.3, the date applicable thereto, subject in all cases to any transition periods specifically provided for in this Restated Certificate. Upon any conversion of Class B Common Stock into Class A Common Stock in accordance with this Restated Certificate, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

7. Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock into such number of shares as will be sufficient for such purpose.

8. Definitions.

8.1 “Base Class B Shares” means the total number of shares of Class B Common Stock held by, or issuable to (pursuant to the exercise, conversion or settlement of any Option or Convertible Security), the Excluded Parties, individually, through or together with such Excluded Party’s Permitted Entities and Permitted Transferees as of immediately upon the Covered Security Date.

8.2 “Covered Security Date” means immediately prior to the closing of a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act into Class B Common Stock, provided that the Class B Common Stock is then a “covered security” pursuant to Section 18 of the Securities Act.

8.3 “Disability” or “Disabled” means, with respect to an Excluded Party, the permanent and total disability of such Excluded Party such that such Excluded Party is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within twelve (12) months or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed physician jointly selected by a majority of the Independent Directors and such Excluded Party. If such Excluded Party is incapable of selecting a licensed physician, then such Excluded Party’s spouse shall make the selection on behalf of such Excluded Party, or in the absence or incapacity of such Excluded Party’s spouse, such Excluded Party’s adult children by majority vote shall make the selection on behalf of such Excluded Party, or in the absence of adult children of such Excluded Party or their inability or failure to act by, or obtain, a majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by such Excluded Party and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by such Excluded Party shall make the selection on behalf of such Excluded Party, or in the absence of any such successor trustee, the legal executor, guardian or conservator of the estate of such Excluded Party shall make the selection on behalf of such Excluded Party.

8.4 “Excluded Party” means either, and “Excluded Parties” means both, of Sanjit Biswas or John Bicket.

8.5 “Family Member” means, with respect to a natural person, whether related by blood or marriage, (a) such natural person’s spouse, ex-spouse or domestic partner; (b) such natural person’s parents and grandparents and all of such grandparents’ lineal descendants; (c) such natural person’s siblings; (d) such natural person’s children and other lineal descendants; and (e) the lineal descendants of such natural person’s siblings. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority, and step-children.

8.6 “Independent Directors” means the members of the Board designated as independent directors in accordance with the Listing Standards.

8.7 “Listing Standards” means (i) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.

8.8 “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

8.9 “Permitted Entity” means, with respect to any Qualified Stockholder, any trust, account, plan, corporation, partnership, limited liability company or charitable organization, foundation or similar entity specified in Article IV, Part A, Section 8.10.2 with respect to such Qualified Stockholder, so long as such Permitted Entity meets the requirements of the exception set forth in Article IV, Part A, Section 8.10 applicable to such Permitted Entity.

8.10 “Permitted Transfer” means:

8.10.1 with respect to either Excluded Party, a Transfer from (a)(i) such Excluded Party, (ii) such Excluded Party’s Permitted Entities or (iii) such Excluded Party’s Permitted Transferees, to (b)(i) such Excluded Party’s estate as a result of such Excluded Party’s death, (ii) either Excluded Party, (iii) either Excluded Party’s Permitted Entities or (iv) either Excluded Party’s Permitted Transferees; and

8.10.2 any Transfer of a share of Class B Common Stock by a Qualified Stockholder to one or more Family Members of such Qualified Stockholder or any of such Qualified Stockholder’s Permitted Entities listed below or any Permitted Transferees and from any of the Permitted Entities listed below or any Permitted Transferees to such Qualified Stockholder or one or more Family Members of such Qualified Stockholder or to such Qualified Stockholder’s other Permitted Entities or Permitted Transferees:

(a) a bona fide trust primarily for the benefit of such Qualified Stockholder, such Qualified Stockholder’s Family Member and/or a charitable organization, foundation or similar entity in each case so long as a Qualified Stockholder and/or the Family Members of such Qualified Stockholder (i) has sole dispositive power and exclusive Voting Control with respect to the shares of Class

B Common Stock held by such trust; or (ii) shares dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust only with persons constituting the Qualified Designees of such Qualified Stockholder and/or another Qualified Stockholder; provided that in the event a Qualified Stockholder and/or the Family Members of such Qualified Stockholder no longer has sole or shared dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust as set forth in either of clause (i) or clause (ii) of this Article IV, Part A, Section 8.10.2(a), each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(b) a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), or a reversionary interest in each case so long as a Qualified Stockholder and/or the Family Members of such Qualified Stockholder (i) has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; or (ii) shares dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust only with persons constituting the Qualified Designees of such Qualified Stockholder and/or another Qualified Stockholder, provided that in the event a Qualified Stockholder and/or the Family Members of such Qualified Stockholder no longer has sole or shared dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust as set forth in either of clause (i) or clause (ii) of this Article IV, Part A, Section 8.10.2(b), each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(c) an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder or one or more Family Members of such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided in each case that such Qualified Stockholder and/or the Family Members of such Qualified Stockholder (i) has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust; or (ii) shares dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust only with persons constituting the Qualified Designees of such Qualified Stockholder and/or another Qualified Stockholder; provided, further, that in the event the Qualified Stockholder and/or the Family Members of such Qualified Stockholder no longer has sole or shared dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust as set forth in either of clause (i) or clause (ii) of this Article IV, Part A, Section 8.10.2(c), each such share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(d) a corporation in which such Qualified Stockholder or one or more Family Members of such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder or the Family Members of such Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Qualified Stockholder or the Family Member of such Qualified Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder or the Family Members of such Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each such share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(e) a partnership in which such Qualified Stockholder or one or more Family Members of such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder or the Family Members of such Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Qualified Stockholder or the Family Member of such Qualified Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder or the Family Members of such Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each such share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(f) a limited liability company in which such Qualified Stockholder or one or more Family Members of such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder or the Family Members of such Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class 13 Common Stock held by such limited liability company; provided that in the event the Qualified Stockholder or the Family Member of such Qualified Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder or the Family Member of such Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each such share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(g) any charitable organization, foundation or similar entity established by such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, so long as a Qualified Stockholder and/or the Family Members of such Qualified Stockholder (i) has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity; or (ii) shares dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such entity only with persons constituting the Qualified Designees of such Qualified Stockholder and/or another Qualified Stockholder; provided such Transfer to such entity does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to such Qualified Stockholder or the Family Members of such Qualified Stockholder, provided, further, that in the event a Qualified Stockholder or the Family Members of such Qualified Stockholder no longer has sole or shared dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such entity as set forth in either of clause (i) or clause (ii) of this Article IV, Part A, Section 8.10.2(g), each share of Class B Common Stock then held by such entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in (a) or (b) above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of (a) or (b) above, as the case may be, are otherwise satisfied.

In the case of an Excluded Party and solely for purposes of Article IV, Part A, Section 8.10.2(a), (b), (c) and (g), an Excluded Party shall be deemed to have sole dispositive power with respect to the shares of Class B Common Stock if such Excluded Party has the power, either directly or indirectly, to terminate, remove or replace any person or entity or governing body having dispositive power over the applicable shares of Class B Common Stock. In the case of an Excluded Party and solely for purposes of Article IV, Part A, Section 8.10.2(d), (e), and (f), an Excluded Party shall be deemed to have sufficient Voting Control with respect to the shares of Class B Common Stock if such Excluded Party has the power, either directly or indirectly, to terminate, remove or replace any person or entity or governing body having dispositive power over the applicable shares of Class B Common Stock.

8.11 “Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.

8.12 “Qualified Designee” means (a) a Family Member of any Qualified Stockholder who is a natural person; or (b) a professional that provides trustee services, including, without limitation, attorneys, accountants, private professional fiduciaries, trust companies and bank trust departments.

8.13 “Qualified Stockholder” means (a) any registered holder of a share of Class B Common Stock as of the Covered Security Date; (b) the initial registered holder of a share of Class B Common Stock that are originally issued by the Corporation after the Covered Security Date pursuant to the exercise, conversion or settlement of any Option or Convertible Security that, in each case, is outstanding as of the Covered Security Date; (c) each natural person who, prior to the Covered Security Date, Transferred shares of capital stock of the Corporation to a Permitted Entity that is or becomes a Qualified Stockholder; (d) each natural person who Transferred shares of, or equity awards for, Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder; and (e) any Permitted Transferee.

8.14 “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to the transfer of, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” will also be deemed to have occurred with respect to all shares of Class B Common Stock beneficially held by an entity that is a Qualified Stockholder, if there is a Transfer of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, such that the previous holders of such voting power no longer retain sole or shared dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity. Notwithstanding the foregoing, the following will not be considered a “Transfer”:

8.14.1 granting a revocable proxy to officers or directors of the Corporation (or the exercise of such proxy by such officers or directors) at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of stockholders or (ii) any other action of the stockholders permitted by this Restated Certificate;

8.14.2 entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than (if applicable) the mutual promise to vote shares in a designated manner,

8.14.3 pledging shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares and the holder of the security interest does not exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

8.14.4 granting a proxy by an Excluded Party, such Excluded Party’s Permitted Entities or such Excluded Party’s Permitted Transferees to the other Excluded Party to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such granting Excluded Party, such granting Excluded Party’s Permitted Entities or such granting Excluded Party’s Permitted Transferees, and the exercise of such proxy by such other Excluded Party;

8.14.5 granting a proxy by an Excluded Party, such Excluded Party’s Permitted Entities or such Excluded Party’s Permitted Transferees, to a person designated by such Excluded Party and approved by a majority of the Independent Directors then in office, to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such Excluded Party, such Excluded Party’s Permitted Entities or such Excluded Party’s Permitted Transferees, or over which such Excluded Party has Voting Control pursuant to proxy or voting agreements then in place, with such proxy effective either (i) on the death of such Excluded Party or (ii) during any Disability of such Excluded Party, including the exercise of such proxy by such person;

8.14.6 entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

8.14.7 the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” that is not a Permitted Transfer; and

8.14.8 entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Deemed Liquidation Event or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in connection with a Deemed Liquidation Event, the consummation of a Deemed Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Deemed Liquidation Event), provided that such Deemed Liquidation Event was approved by the Board.

8.15 “Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise; provided that, in the case of an Excluded Party and solely for purposes of Article IV, Part A, Section 8.10.2(a), (b), (c) and (g), an Excluded Party shall be deemed to have exclusive Voting Control with respect to the shares of Class B Common Stock if such Excluded Party has the power, either directly or indirectly, to terminate, remove or replace any person or entity or governing body having Voting Control over the applicable shares of Class B Common Stock, and in the case of an Excluded Party and solely for purposes of Article IV, Part A, Section 8.10.2(d), (e), and (f), an Excluded Party shall be deemed to have sufficient Voting Control with respect to the shares of Class B Common Stock if such Excluded Party has the power, either directly or indirectly, to terminate, remove or replace any person or entity or governing body having dispositive power over the applicable shares of Class B Common Stock.

9. Amendments and Changes. In addition to any vote required by applicable law or the other provisions of this Restated Certificate, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining the affirmative vote or written consent of the holders representing the Class B Majority Approval (voting separately as a single class), amend, alter, repeal or waive Article IV Part A and Article IV Part B Section 3.1 or 3.2 of this Restated Certificate in a manner that adversely affects the rights of the holders of the Class B Common Stock.

B. PREFERRED STOCK

The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Preferred Stock. Unless otherwise indicated, references to “Sections” in this Part B of this Article IV refer to sections of this Part B.

1. Dividends.

1.1 Non-Cumulative Preferred Stock Dividend Preference. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) in any calendar year unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, out of funds legally available therefor, a dividend on each outstanding share of Preferred Stock in an amount equal to six percent (6%) of the Original Issue Price (as defined below) applicable to such series of Preferred Stock. The foregoing dividends shall not be cumulative and shall be paid when, as and if declared by the Board. In the case of the Series A Preferred Stock, the “Original Issue Price” for the Series A Preferred Stock shall mean $0.367971428571429 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares. In the case of the Series B Preferred Stock, the “Original Issue Price” for the Series B Preferred Stock shall mean $0.7560 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares. In the case of the Series C Preferred Stock, the “Original Issue Price” for the Series C Preferred Stock shall mean $1.43438571428571 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares. In the case of the Series D Preferred Stock, the “Original Issue Price” for the Series D Preferred Stock shall mean $3.49924285714286 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares. In the case of the Series E Preferred Stock, the “Original Issue Price” for the Series E Preferred Stock shall mean $8.87487142857143 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares. In the case of the Series F Preferred Stock, the “Original Issue Price” for the Series F Preferred Stock shall mean $11.0609 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares.

1.2 Participation. If, after dividends in the full preferential amount specified in Section 1.1 for the Preferred Stock have been paid or set apart for payment in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pan passu basis according to the number of shares of Common Stock held by such holders. For this purpose, each holder of shares of Preferred Stock is to be treated as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Sections 4 and 5.

1.3 Non-Cash Dividends. Whenever a dividend provided for in this Section 1 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of each series of Preferred Stock then outstanding shall be entitled, on a pan passu basis, to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the greater of (a) (i) with respect to the Series F Preferred Stock, the then current Series F Liquidation Multiple (as defined below), plus any dividends declared but unpaid thereon and (ii) with respect to all series of Preferred Stock other than the Series F Preferred Stock, the Original Issue Price for such series of Preferred Stock, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Class B Common Stock pursuant to Sections 4 and 5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Preferred Stock the full amounts to which they are entitled under this Section 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Series F Liquidation Multiple” shall mean the Original Issue Price for the Series F Preferred Stock, increasing by 25% on a compounding annual basis for each full year (based on a 365-day year) from May 15, 2020, or such linear proportion for a partial year thereof (compounding only as to such final calculation date (i.e. immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event for purposes of this Section 2.1 or immediately prior to such IPO Effective Date for purposes of Section 5.7), for any partial year thereof), but in no case to exceed $22.1218, subject to appropriate adjustment in the event of any stock splits and combinations of shares.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 2.1, the remaining funds and assets available for distribution to the stockholders of the Corporation shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of (x) a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) and (y) 71% of the then-outstanding shares of Series F Preferred Stock, in each case elect otherwise by written notice sent to the Corporation at least five days prior to the effective date of any such event:

(a) a merger or consolidation (each a “Combination”) in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such Combination, except any such Combination involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such Combination continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such Combination, a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such Combination, the parent of such surviving or resulting party; provided, that, for the purpose of this Section 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined in Section 5.1 below) outstanding immediately prior to such Combination or upon conversion of Convertible Securities (as defined in Section 5.1 below) outstanding immediately prior to such Combination shall be deemed to be outstanding immediately prior to such Combination and, if applicable, deemed to be converted or exchanged in such Combination on the same terms as the actual outstanding shares of Common Stock are converted or exchanged;

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary or subsidiaries of the Corporation, of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, (or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such subsidiaries of the Corporation), except where such sale, lease, transfer, exclusive license or other disposition is made to the Corporation or one or more wholly owned subsidiaries of the Corporation (an “Asset Disposition”); or

(c) the closing of the transfer (whether by merger, consolidation or otherwise), in a single transaction or series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity).

Notwithstanding the foregoing, the sale of the Corporation’s capital stock by the Corporation in a bona fide equity financing for capital raising purposes shall not constitute a Deemed Liquidation Event.

2.3.2 Allocation of Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to subsection 2.3.1, if any portion of the consideration payable to the stockholders of this Corporation is placed into escrow and/or is payable to the stockholders of this Corporation subject to contingencies, the definitive agreement with respect to such Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of this Corporation in accordance with subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration that becomes payable to the stockholders of this Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of this corporation in accordance with subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

2.3.3 Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Section 2.3.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, as determined in good faith by the Board; provided, however, that the following shall apply. For securities not subject to investment letters or other similar restrictions on free marketability:

(a) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing of such transaction;

(b) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(c) if there is no active public market, the value shall be the fair market value thereof; as determined in good faith by the Board.

The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

The foregoing methods for valuing non-cash consideration to be distributed in connection with a Deemed Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Deemed Liquidation Event by the stockholders under the General Corporation Law and Section 3.3, be superseded by the determination of such value set forth in the definitive agreements governing such Deemed Liquidation Event.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to ten (10) votes for each share of Class B Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Unless required by law, there shall be no cumulative voting. Fractional votes shall not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as provided by law or by the other provisions of this Restated Certificate, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class (with the Preferred Stock on an as-converted to Class B Common Stock basis), shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (the “Bylaws”).

3.2 Election of Directors.

3.2.1 Election. For so long as any shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (the “Electing Preferred Stock”) remain outstanding, the holders of record of the shares of Electing Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Preferred Directors”). The holders of record of the shares of Class B Common Stock, exclusively and as a separate class, shall be entitled to elect four (4) directors of the Corporation. The holders of record of the shares of Common Stock and the Electing Preferred Stock, voting together as a single class on an as-converted to Class B Common Stock basis, shall be entitled to elect the remaining number of directors of the Corporation.

3.2.2 Vacancies Not Caused by Removal. If any vacancy in the office of any director exists, such vacancy may be filled (either contingently or otherwise) by the stockholders as specified in this Section 3.2 or by at least a majority of the members of the Board then in office, although less than a quorum, or by a sole remaining member of the Board then in office, even if such directors or such sole remaining director were not elected by the holders of the class, classes or series that are entitled to elect a director or directors to office under the provisions of Section 3.2.1 (the “Specified Stock”) and such electing director or directors shall specify at the time of such election the specific vacant directorship being filled; provided, however, that where such vacancy occurs among the directors elected by Specified Stock, the holders of such Specified Stock may override the Board’s action to fill such vacancy by (a) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (b) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.

3.2.3 Vacancies Caused by Removal. Any director elected as provided in the preceding Section 3.2.2 may be removed with or without cause by, and any vacancy in the office of any such removed director may be filled by, and only by, the affirmative vote of the holders of the shares of the Specified Stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

3.2.4 Procedure. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Specified Stock entitled to elect such director shall constitute a quorum for the purpose of electing such director and the candidate or candidates to be elected by such Specified Stock shall be those who receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock. In the case of an action taken by written consent without a meeting, the candidate or candidates to be elected by such Specified Stock shall be those who are elected by the written consent of the holders of a majority of such Specified Stock.

3.3 Preferred Stock Protective Provisions. For so long as any shares of Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of a majority of the then-outstanding shares of Preferred Stock, consenting or voting together as a single class on an as-converted basis (provided, that in the event of a Qualified Financing (as defined below), no such consent shall be required with respect to clauses (b), (c) and (j), provided, further, that the Preferred Stock issued in such Qualified Financing does not rank senior to the existing Preferred Stock in right of redemption, liquidation preference, voting or dividends, the per share liquidation preference of the Preferred Stock issued in such Qualified Financing has a liquidation preference that does not exceed one times the per share original issue price of such Preferred Stock, and such Qualified Financing does not involve any adverse change to the rights, preferences or privileges of the existing Preferred Stock (provided, further, that mere dilution, increase in liquidation preference or increase in the size of the Board associated with such Qualified Financing, in each case shall not by itself be considered an adverse change to the rights, preferences or privileges of the existing Preferred Stock)):

(a) alter or change the rights, powers or preferences of the Preferred Stock set forth in the certificate of incorporation or bylaws of the Corporation, as then in effect, in a way that adversely affects the Preferred Stock;

(b) increase or decrease the authorized number of shares of Common Stock or Preferred Stock (or any series thereof);

(c) authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers or preferences set forth in the Restated Certificate, as then in effect, that are senior to or on a parity with any series of Preferred Stock or authorize or create (by reclassification or otherwise) any equity or debt security convertible into or exercisable for any such new class or series of capital stock;

(d) redeem or repurchase any shares of Common Stock or Preferred Stock, other than (i) pursuant to an agreement with an employee, consultant, director or other service provider to the Corporation or any of its wholly owned subsidiaries (collectively, “Service Providers”) giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services, (ii) pursuant to a right of first refusal in favor of the Corporation, or (iii) as approved by the Board of Directors, including the Preferred Directors;

(e) declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock or Common Stock, other than a dividend on the Common Stock payable in shares of Common Stock;

(f) liquidate, dissolve or wind-up the business and affairs of the Corporation, or enter into any agreement by the Corporation or its stockholders regarding an asset transfer, license of intellectual property outside the ordinary course of the Corporation’s business, acquisition or any Deemed Liquidation Event, or consent, agree or commit to any of the foregoing without conditioning such consent, agreement or commitment upon obtaining the approval required by this Section 3.3;

(g) increase or decrease the authorized number of directors constituting the Board;

(h) exclusively license any technology or intellectual property rights of the Corporation or any of its subsidiaries that constitutes the effective disposition of a material portion of the technology or intellectual property of the Corporation and its subsidiaries, taken as a whole;

enter into any interested party transaction, unless approved by the Board (including a majority of the disinterested directors);

(j) otherwise amend, alter, restate or repeal any provision of this Restated Certificate or the Bylaws;

(k) cause or permit any of its subsidiaries to, without approval of the Board of Directors, including the Preferred Directors, sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens;

(1) reclassify or recapitalize the outstanding capital stock of the Corporation; or

(m) amend this Section 3.3.

3.4 Series C Preferred Stock Protective Provisions. For so long as at least 6,971,629 shares of Series C Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of a majority of the then-outstanding shares of Series C Preferred Stock, consenting or voting together as a single class on an as-converted basis:

(a) amend, alter or repeal any provision of this Restated Certificate or the Bylaws in a way that alters or changes the voting or other powers, preferences or other special rights, privileges or restrictions of the Series C Preferred Stock so as to adversely affect the Series C Preferred Stock without so affecting the entire class of Preferred Stock;

(b) increase the authorized number of shares of Series C Preferred Stock; or

(c) waive the treatment of an event as a Deemed Liquidation Event in the event the Series C Preferred Stock would receive, on a per-share basis, less than the Original Issue Price for the Series C Preferred Stock.

3.5 Series D Preferred Stock Protective Provisions. For so long as at least 3,572,198 shares of Series D Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of a majority of the then-outstanding shares of Series D Preferred Stock, consenting or voting together as a single class on an as-converted basis:

(a) amend, alter or repeal any provision of this Restated Certificate or the Bylaws in a way that alters or changes the voting or other powers, preferences or other special rights, privileges or restrictions of the Series D Preferred Stock so as to adversely affect the Series D Preferred Stock without so affecting the entire class of Preferred Stock;

(b) increase the authorized number of shares of Series D Preferred Stock; or

(c) waive the treatment of an event as a Deemed Liquidation Event in the event the Series D Preferred Stock would receive, on a per-share basis, less than the Original Issue Price for the Series D Preferred Stock.

3.6 Series E Preferred Stock Protective Provisions. For so long as at least 2,816,940 shares of Series E Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of a majority of the then-outstanding shares of Series E Preferred Stock, consenting or voting together as a single class on an as-converted basis:

(a) amend, alter or repeal any provision of this Restated Certificate or the Bylaws in a way that alters or changes the voting or other powers, preferences or other special rights, privileges or restrictions of the Series E Preferred Stock so as to adversely affect the Series E Preferred Stock without so affecting the entire class of Preferred Stock;

(b) increase the authorized number of shares of Series E Preferred Stock; or

(c) waive the treatment of an event as a Deemed Liquidation Event in the event the Series E Preferred Stock would receive, on a per-share basis, less than the Original Issue Price for the Series E Preferred Stock.

3.7 Series F Preferred Stock Protective Provisions. For so long as at least 5,311,502 shares of Series F Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of 71% of the then-outstanding shares of Series F Preferred Stock, consenting or voting together as a single class on an as-converted basis:

(a) amend, alter or repeal (i) any provision of this Restated Certificate or the Bylaws in a way that alters or changes the voting or other powers, preferences or other special rights, privileges or restrictions of the Series F Preferred Stock so as to adversely affect the Series F Preferred Stock without so affecting the entire class of Preferred Stock or (ii) the definition of “IPO” as set forth in Section 4.2.1;

(b) increase the authorized number of shares of Series F Preferred Stock;

(c) waive the treatment of an event as a Deemed Liquidation Event in the event the Series F Preferred Stock would receive, on a per-share basis, less than the then-current Series F Liquidation Multiple;

(d) approve a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) that registers shares of existing capital stock of the Corporation for resale;

(e) (i) redeem or repurchase any shares of Preferred Stock or (ii) declare or pay any dividend or otherwise make a distribution with respect to any shares of Preferred Stock, other than redemptions or repurchases of, or dividends declared pro rata on, Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by holders of Preferred Stock on an as-converted basis, or as otherwise explicitly contemplated by the provisions of this Restated Certificate, including the terms of Section 5.7; or

(f) amend this Section 3.7.

4. Conversion Rights. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of a series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the Conversion Price (as defined below) for such series of Preferred Stock in effect at the time of conversion. The “Conversion Price” for each series of Preferred Stock shall initially mean the Original Issue Price for such series of Preferred Stock. The initial Conversion Price for each series of Preferred Stock, and the rate at which shares of each series of Preferred Stock may be converted into shares of Class B Common Stock, shall be subject to adjustment as provided in Section 5.

4.1.2 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Class B Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent (a “Contingency Event”). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class B Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) shall be the time of conversion (the “Conversion Time”), and the shares of Class B Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such time. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Class B Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Preferred Stock, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Class B Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Class B Common Stock, (b) pay in cash such amount as provided in Section 5.8.3 in lieu of any fraction of a share of Class B Common Stock otherwise issuable upon such conversion and (c) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.1.3 Effect of Voluntary Conversion. All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class B Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 5.8.3 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued.

4.2 Mandatory Conversion.

4.2.1 Automatic Conversion. Only upon either (a) the closing of the sale of shares of Common Stock to the public in a bona fide firm-commitment underwritten public offering by one or more internationally recognized underwriters on an exchange of national standing in the United States of America pursuant to an effective registration statement under the Securities Act, resulting in (1) the purchase of a majority of such shares from the underwriters by institutional investors that are not deemed to be an “affiliate” with the Corporation as specified under Rule 405 of the Securities Act and (2) gross proceeds to the Corporation of at least 5% of the equity value of the Corporation based on the IPO Price (the “IPO”), or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of (x) a majority of the outstanding shares of Preferred Stock at the time of such vote or consent, voting together as a single class on an as-converted basis, and (y) 71% of the outstanding shares of Series F Preferred Stock at the time of such vote or consent (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class B Common Stock, at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and (ii) such shares may not be reissued by the Corporation; provided, however, that if the conversion of the Series D Preferred Stock pursuant to clause (b) of this Section 4.2.1 is in connection with a transaction in which Class B Common Stock issued upon such conversion would receive, on a per-share basis, less than the Original Issue Price for the Series D Preferred Stock, then the consent of the holders of a majority of the then-outstanding shares of Series D Preferred, consenting or voting together as a single class on an as-converted basis, shall also be required for such conversion; provided, further, that if the conversion of the Series E Preferred Stock pursuant to clause (b) of this Section 4.2.1 is in connection with a transaction in which Class B Common Stock issued upon such conversion would receive, on a per-share basis, less than the Original Issue Price for the Series E Preferred Stock, then the consent of the holders of a majority of the then-outstanding shares of Series E Preferred, consenting or voting together as a single class on an as-converted basis, shall also be required for such conversion; provided, further, that if the conversion of the Series F Preferred Stock pursuant to clause (b) of this Section 4.2.1 is in connection with a transaction in which Class B Common Stock issued upon such conversion would receive, on a per-share basis, less than the then current Series F Liquidation Multiple for the Series F Preferred Stock, then the consent of the holders of 71% of the then-outstanding shares of Series F Preferred Stock, consenting or voting together as a single class on an as-converted basis, shall also be required for such conversion.

4.2.2 Mandatory Conversion Procedural Requirements.

(a) All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to Sections 4.2.1 and 9. Unless otherwise provided in this Restated Certificate, such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Class B Common Stock to which such holder is entitled pursuant to this Section 4.2.

(b) If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to this Section 4.2, including the rights, if any, to receive notices and vote (other than as a holder of Class B Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4.2.2(b). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Class B Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 5.8.3 in lieu of any fraction of a share of Class B Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock (and the applicable series thereof) accordingly.

5. Adjustments to Conversion Price.

5.1 Adjustments for Diluting Issuances.

5.1.1 Special Definitions. For purposes of this Article IV, the following definitions shall apply:

(a) “Option” shall mean any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities from the Corporation.

(b) “Original Issue Date” for a series of Preferred Stock shall mean the date on which the first share of such series of Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities issued by the Corporation that are directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Qualified Financing” shall mean any bona fide transaction involving the issuance or sale of Preferred Stock to a professional venture capital investor or private equity investor after the Original Issue Date for the Series F Preferred Stock in which the gross proceeds to the Corporation are at least $25,000,000.

(e) “Additional Shares of Common Stock” with respect to a series of Preferred Stock shall mean all shares of Common Stock issued (or, pursuant to Section 5.1.2 below, deemed to be issued, but without duplication) by the Corporation after the applicable Original Issue Date for such series of Preferred Stock, other than the following shares of Common Stock and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively as to all such shares and shares deemed issued, “Exempted Securities”):

(i) shares of Common Stock, Options or Convertible Securities issued upon conversion of any shares of Preferred Stock or Class B Common Stock;

(ii) shares of Common Stock, Preferred Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on or subdivision of shares of Common Stock or Preferred Stock that is covered by Section 5.2, 5.3, 5.4, 5.5 or 5.6;

(iii) shares of Common Stock or Options to acquire shares of Common Stock, including but not limited to stock appreciation rights payable in shares of Common Stock or in Options or Convertible Securities, including but not limited to restricted stock units settleable in shares of Common Stock, issued to Service Providers pursuant to a plan, agreement or arrangement approved by the Board;

(iv) shares of Common Stock or Convertible Securities actually issued upon the exercise or settlement of Options, or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided that such issuance is pursuant to the terms of such Option or Convertible Security;

(v) shares of Common Stock, Preferred Stock, Options or Convertible Securities issued to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, equipment leasing or real property leasing transaction, in each case approved by the Board;

(vi) shares of Common Stock, Preferred Stock, Options or Convertible Securities issued to suppliers or third-party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board;

(vii) shares of Common Stock, Options or Convertible Securities issued pursuant to a bona fide acquisition of another entity by the Corporation by merger or consolidation with, purchase of substantially all of the assets of, or purchase of more than fifty percent (50%) of the outstanding equity securities of, the other entity, or issued pursuant to a bona fide joint venture agreement, provided, that such issuances are approved by the Board;

(viii) shares of Common Stock, Preferred Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, in each case approved by the Board;

(ix) shares of Common Stock issued in an offering to the public pursuant to a registration statement filed under the Securities Act with, and declared effective by, the Securities and Exchange Commission;

(x) shares of Common Stock, Preferred Stock, Options or Convertible Securities issued in connection with any settlement of any action, suit, proceeding or other litigation, in each case approved by the Board; or

(xi) shares of Common Stock, Preferred Stock, Options or Convertible Securities issued in any other transaction in which exemption from all or a portion of this Section 5 is approved by the affirmative vote of the holders of (x) a majority of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted to Class B Common Stock basis) and (y) 71% of the then-outstanding shares of Series F Preferred Stock.

5.1.2 Deemed Issue of Additional Shares of Common Stock.

(a) If, at any time or from time to time after the Original Issue Date for the Series F Preferred Stock, the Corporation shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability (including the passage of time and/or the occurrence of a specified event) but without regard to any provision contained therein for a subsequent adjustment of such number including by way of anti-dilution adjustment) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 5.1.2(b) shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount which exceeds the lower of (1) the Conversion Price for such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security or (2) the Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3 (either because the consideration per share (determined pursuant to Section 5.1.4) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Original Issue Date of such series of Preferred Stock), are revised after the Original Issue Date of such series of Preferred Stock as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5.1.2(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3, the Conversion Price of such series of Preferred Stock shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Section 5.1.2 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Sections 5.1.2(b) and 5.1.2(c)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Section 5.1.2 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

5.1.3 Issuance of Additional Shares of Common Stock. If, at any time or from time to time after the Original Issue Date for the Series F Preferred Stock, the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.1.2, but without duplication), without consideration or for a consideration per share less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue, then the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-thousandth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the applicable Conversion Price in effect immediately after such issue or deemed issue of Additional Shares of Common Stock

“CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue or deemed issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue or deemed issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued or deemed issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1; and

“C” shall mean the number of such Additional Shares of Common Stock actually issued or deemed issued in such transaction.

5.1.4 Determination of Consideration. For purposes of this Section 5.1, the consideration received by the Corporation for the issue or deemed issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.1.2, relating to Options and Convertible Securities, shall be determined by dividing

(i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

5.1.5 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.2 and such issuance dates occur within a period of no more than 120 days after the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price of such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period that are a part of such transaction or series of related transaction).

5.2 Adjustment for Stock Splits and Combinations. If, at any time or from time to time after the Original Issue Date for the Series F Preferred Stock, the Corporation shall effect a subdivision of the outstanding Class B Common Stock, the Conversion Price for each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class B Common Stock issuable on conversion of each share of each such series shall be increased in proportion to such increase in the aggregate number of shares of Class B Common Stock outstanding. If, at any time or from time to time after the Original Issue Date for the Series F Preferred Stock, the Corporation shall at combine the outstanding shares of Class B Common Stock, the Conversion Price for each series of Preferred

Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Class B Common Stock issuable on conversion of each share of each such series shall be decreased in proportion to such decrease in the aggregate number of shares of Class B Common Stock outstanding. Any adjustment under this Section 5.2 shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.3 Adjustment for Certain Dividends and Distributions. In the event, at any time or from time to time after the Original Issue Date for the Series F Preferred Stock, the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price for each series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 5.3 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made for a series of Preferred Stock if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Class B Common Stock on the date of such event.

5.4 Adjustments for Other Dividends and Distributions. In the event, at any time or from time to time after the Original Issue Date for the Series F Preferred Stock, the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the holders of each series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of each such series of Preferred Stock had been converted into Class B Common Stock on the date of such event.

5.5 Adjustment for Reclassification. Exchange and Substitution. If, at any time or from time to time after the Original Issue Date for the Series F Preferred Stock, the Class B Common Stock issuable upon the conversion of a series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 5.2, 5.3, 5.4 or 5.6 or by Section 2.3 regarding a Deemed Liquidation Event), then in any such event each holder of such series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Class B Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

5.6 Adjustment for Merger or Consolidation. Subject to the provisions of Section 2.3, if there shall occur any consolidation or merger involving the Corporation in which the Class B Common Stock (but not a series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5.3, 5.4 or 5.5), then, following any such consolidation or merger, provision shall be made that each share of such series of Preferred Stock shall thereafter be convertible in lieu of the Class B Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class B Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in Section 4 and this Section 5 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in Section 4 and this Section 5 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.

5.7 Special PO Adjustment to Series F Conversion Price. In connection with the IPO, if the price per share of Common Stock sold to the public in the IPO as set forth on the cover of the Corporation’s final prospectus for the IPO (prior to underwriting discounts and expenses) (the “IPO Price”) is less than the then current Series F Liquidation Multiple in effect immediately prior to the pricing of the IPO (the “IPO Effective Date”), then the Series F Conversion Price shall be reduced, concurrently with the IPO, to the product of (i) such Series F Conversion Price, in effect immediately prior to this adjustment, multiplied by (ii) an amount equal to the quotient of the IPO Price divided by the Series F Liquidation Multiple, and the Series F Conversion Price as so reduced shall be used to determine the number of shares of Class B Common Stock to be received by the holders of Series F Preferred Stock upon conversion of the Series F Preferred Stock in connection with the IPO (rounded down to the nearest whole share). Notwithstanding anything to the contrary herein, any amendment, modification or waiver of this Section 5.7 shall require only the vote or written consent of the holders of 71% of the then-outstanding shares of Series F Preferred Stock (voting exclusively and as a separate class).

5.8 General Conversion Provisions.

5.8.1 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price of such series of Preferred Stock then in effect and (b) the number of shares of Class B Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

5.8.2 Reservation of Shares. The Corporation shall at all times while any share of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate. Before taking any action that would cause an adjustment reducing the Conversion Price of a series of Preferred Stock below the then par value of the shares of Class B Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class B Common Stock at such adjusted Conversion Price.

5.8.3 Fractional Shares. No fractional shares of Class B Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair value of a share of Class B Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class B Common Stock and the aggregate number of shares of Class B Common Stock issuable upon such conversion.

5.8.4 No Further Adjustment after Conversion. Upon any conversion of shares of Preferred Stock into Class B Common Stock, no adjustment to the Conversion Price of the applicable series of Preferred Stock shall be made with respect to the converted shares for any declared but unpaid dividends on such series of Preferred Stock or on the Class B Common Stock delivered upon conversion.

5.8.5 Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of (a) a majority of the outstanding shares of such affected series of Preferred Stock (voting together as a single class and not as separate series, and on an as converted basis) and, (b) solely in the event of any effect on the Conversion Price of any Series F Preferred Stock, the consent or vote of holders of 71% of the outstanding shares of Series F Preferred Stock shall be required. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

6. No Reissuance of Redeemed or Otherwise Acquired Preferred Stock. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights, powers and preferences granted to the holders of Preferred Stock following the close of business on the third day preceding the redemption date for such shares.

7. Waiver. Any of the rights, powers, preferences and other terms of a series of the Preferred Stock or the Preferred Stock as a class that are set forth herein may be waived on behalf of all holders of such series of Preferred Stock or the Preferred Stock as a class by the affirmative written consent or vote of the holders of a majority of the shares of such series of Preferred Stock or such Preferred Stock as a class that are then outstanding (provided, that, solely with respect to any of the rights, powers, preferences and other terms of the Series F Preferred Stock, the consent or vote of holders of 71% of the outstanding shares of Series F Preferred Stock shall be required in respect of such waiver), treating any convertible Preferred Stock as-if converted to Class B Common Stock.

8. Notice of Record Date. In the event:

(a) the Corporation shall set a record of the holders of its Class B Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or subscription right, and the amount and character of such dividend, distribution or subscription right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Class B Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Class B Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Class B Common Stock. Such notice shall be sent (A) at least 20 days prior to the earlier of the record date or effective date for the event specified in such notice or (B) such fewer number of days as may be approved the holders of a majority of the outstanding shares of Preferred Stock acting as a single class on an as-converted basis.

9. Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission. If no such address appears or is given, notice shall be deemed given at the place where the principal executive office of the Corporation is located.

ARTICLE V: PREEMPTIVE RIGHTS.

No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.

ARTICLE VI: STOCK REPURCHASES.

Subject to Section 3.3, in accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of Preferred Stock of the Corporation.

ARTICLE VII: BYLAW PROVISIONS.

A. AMENDMENT OF BYLAWS. Subject to any additional vote required by this Restated Certificate or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

B. NUMBER OF DIRECTORS. Subject to any additional vote required by this Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

C. BALLOT. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

D. MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VIII: DIRECTOR LIABILITY.

A. LIMITATION. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

B. INDEMNIFICATION. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

C. MODIFICATION. Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE IX: CORPORATE OPPORTUNITIES.

In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock or any of its affiliates and that is in the business of investing and reinvesting in other entities (each, a “Fund”), acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such Fund, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled such director’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in good faith in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation, and who is also a partner or employee of a Fund shall belong to such Fund, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation.

ARTICLE X: CREDITOR AND STOCKHOLDER COMPROMISES.

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE XI: FORUM SELECTION.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, the Restated Certificate or the Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery in the State of Delaware, (iv) any action to interpret, apply, enforce or determine the validity of this Restated Certificate or the Bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder. Any person or entity who has acquired or held, or who may acquire or hold, any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

* * * * * * * * * * *

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SAMSARA NETWORKS INC.

Pursuant to Section 242 of the

General Corporation Law of

the State of Delaware

Samsara Networks Inc. (the “Corporation”), a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:

The Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate”), is hereby amended by deleting ARTICLE I thereof in its entirety and inserting the following in lieu thereof:

“ARTICLE I: NAME.

The name of this corporation is Samsara Inc. (the “Corporation”).”

SECOND:

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (and in accordance with Section 228 of the General Corporation Law of the State of Delaware by the holders of a majority of the then-outstanding shares of Preferred Stock, $0.0001 par value per share, of the Corporation, consenting together as a single class on an as-converted basis, in accordance with the the Restated Certificate).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this 1st day of February, 2021.

By:	/s/ Sanjit Biswas
Name: Sanjit Biswas
Title: Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SAMSARA INC.

Samsara Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Samsara Inc. The Corporation’s original Certificate of Incorporation (originally incorporated as Samsara Networks Inc.) was filed with the Secretary of State of the State of Delaware on February 9, 2015.

2. This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Company in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The first and second sentences of the second paragraph of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation are hereby amended and restated in their entirety to read as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 1,028,050,604 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (b) 205,638,256 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). As of the Effective Time of this Restated Certificate of Incorporation (this “Restated Certificate”), 514,025,302 shares of the authorized Common Stock of the Corporation are hereby designated “Class A Common Stock” and 514,025,302 shares of the authorized Common Stock of the Corporation are hereby designated “Class B Common Stock.”

IN WITNESS WHEREOF, Samsara Inc. has caused this Certificate of Amendment to be signed by Sanjit Biswas, a duly authorized officer of the Corporation, on February 17, 2021.

By:	/s/ Sanjit Biswas
Name: Sanjit Biswas
Title: Chief Executive Officer